UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act 1934

Date of Report (Date of earliest event reported)

March 25, 2009

The Estée Lauder Companies Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14064	11-2408943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, New York, New York	10153
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

212-572-4200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 26, 2009, The Estée Lauder Companies Inc. (the “Company”) announced certain changes to its senior management. Effective July 1, 2009, Fabrizio Freda, currently President and Chief Operating Officer, will become President and Chief Executive Officer and will become a member of the Board of Directors, William P. Lauder, currently Chief Executive Officer, will become Executive Chairman (including Chairman of the Board), and Leonard A. Lauder, currently Chairman of the Board, will become Chairman Emeritus and will continue as a member of the Board of Directors. Each of Fabrizio Freda and William P. Lauder executed and delivered amendments to their respective employment agreements relating to these changes.

Under the amended employment agreement for Fabrizio Freda, Mr. Freda will become President and Chief Executive Officer of the Company as of July 1, 2009. Beginning on such date, Mr. Freda will receive a base salary of not less than $1,500,000 per annum through June 30, 2011 (which is the remaining term of his employment agreement). Beginning with the fiscal year ending June 30, 2010, Mr. Freda will be eligible for annual incentive compensation with a target payout for the aggregate opportunities of no less than $3,000,000. The payout, if any, shall be based on performance. If all or part of his compensation is not currently deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, such amounts may be deferred if agreed by the Company and Mr. Freda. Mr. Freda shall receive a one-time grant of stock-based awards under the Company’s Amended and Restated Fiscal 2002 Share Incentive Plan (the “Share Incentive Plan”) with a value equivalent at the time of grant of no less than $4,000,000.00, with such value determined in accordance with procedures generally utilized by the Company for its financial reporting at the time of grant; provided, however, at no time shall this grant exceed or be in respect of more than 200,000 shares of Class A Common stock of the Company. Mr. Freda shall receive annual stock-based awards under the Share Incentive Plan with a value equivalent at the time of grant of no less than $4,000,000 with such value determined in accordance with procedures generally utilized by the Company for its financial reporting at the time of grant; provided, however, at no time shall an annual grant exceed or be in respect of more than 400,000 shares of Class A Common Stock at target performance (provided that above-target performance share units shall not be subject to this limitation). Under the Company’s Senior Executive Compensation Program Perquisite Plan, Mr. Freda will be reimbursed up to $20,000 in any calendar year beginning in 2009. Mr. Freda will continue to participate in the Company’s Executive Automobile Program and may elect to be provided with an automobile having an acquisition value of up $75,000. Mr. Freda will also be reimbursed for relocation costs of his family from New York to Italy in the event of his termination.

The amendment to the employment agreement for William P. Lauder provides that he will become Executive Chairman of the Company as of July 1, 2009 and that his annual stock-based awards under the Share Incentive Plan will have a value equivalent at the time of grant of no less than $2,000,000.00 with such value determined in the same manner as that for Mr. Freda; provided, however, at no time shall an annual grant exceed or be in respect of more than 200,000 shares of Class A Common Stock at target performance (provided that above-target performance share units shall not be subject to this limitation).

The above summaries of the material terms of the amendments to the agreements are qualified by reference to the text of the agreements which are filed herewith as Exhibit 10.1 and 10.2 and are incorporated herein by reference.

ITEM 9.01Financial Statements and Exhibits.

(a) Not Applicable

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment to Employment Agreement with Fabrizio Freda, dated as of March 25, 2009

10.2	Amendment to Employment Agreement with William P. Lauder, dated as of March 25, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTĒE LAUDER COMPANIES INC.

Date:	March 27, 2009	By:	/s/Spencer G. Smul

Spencer G. Smul,

Senior Vice President, Deputy General Counsel and Secretary

THE ESTEE LAUDER COMPANIES INC.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment to Employment Agreement with Fabrizio Freda, dated as of March 25, 2009

10.2	Amendment to Employment Agreement with William P. Lauder, dated as of March 25, 2009